EXHIBIT 5.1

                          HARNETT LESNICK & RIPPS P.A.
                                Nationsbank Tower
                     150 East Palmetto Park Road, Suite 150
                         Boca Raton, Florida 33432-4832
                                 (561) 368-1995
                           Telecopier: (561) 368-4315


                                October 17, 2003

Universal American Financial Corp.
6 International Drive, Suite 190
Rye Brook, New York 10573


                     Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

                     We have acted as counsel to Universal American Financial Corp., a New York corporation (the "Company"). This opinion is being furnished to you in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the registration statement on Form S-3 (the "Registration Statement") relating to the registration of up to 800,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") to be offered and sold by Transamerica Retirement Services, as administrator of the Universal American Financial Corp. 401(k) Savings Plan.

                     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement, including the Prospectus contained therein, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that all documents were duly executed and delivered, where due execution and delivery are requisite to the effectiveness thereof. We have also assumed that the Common Stock was issued for proper and sufficient consideration, and that the certificates representing the Common Stock were properly issued. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

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                     Based on the foregoing, and subject to the qualifications
stated herein, we are of the opinion that the shares of Common Stock registered under the Registration Statement are legally issued, fully paid and non-assessable.

                     The opinions expressed herein are limited to the corporate laws of the State of New York and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

                     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.



                                       Very truly yours,

                                       HARNETT LESNICK & RIPPS P.A.

                                       By: /s/ Irving I. Lesnick
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                                           Irving I. Lesnick, Vice President